Exhibit 10.5

EXECUTION VERSION

COMPANY HOLDER SUPPORT AGREEMENT

This Company Holder Support Agreement (this “Agreement”) is dated as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Major Company Stockholder” and, collectively, the “Major Company Stockholders”), and Better HoldCo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Major Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Major Company Stockholders during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving entity, and (ii) the Company is to merge with and into Acquiror, with Acquiror continuing on as the surviving entity, in each case, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Major Company Stockholder hereby acknowledges that it has received a copy of the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Major Company Stockholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Major Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Major Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Information Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer; provided, however, that the foregoing shall not be deemed to restrict any Major Company Stockholder that is not an individual from making distributions in respect of its Subject Shares to such Major Company Stockholder’s members, limited partners or other interest holders, as the case may be, so long as such members, limited partners or other interest holders execute a joinder to this Agreement agreeing to be bound by the terms and conditions hereof (including the provisions in Article III (Lock Up) to the extent applicable).

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Major Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Major Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Major Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Company Stockholder as of the date hereof.

Section 1.4 Stockholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Merger Agreement in a form reasonably acceptable to Acquiror (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within three (3) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders), each such Major Company Stockholders shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Company Stockholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a)            to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers;

(b)            to approve and adopt the Preferred Stock Conversion, and approve the transactions contemplated thereby;

(c)            in any other circumstances upon which a consent or other approval is required under the Stockholder Agreements (as defined below) or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Major Company Stockholder’s Subject Shares held at such time in favor thereof;

(d)            against any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby); and

(e)            against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

Section 1.5 Cooperation. Each Major Company Stockholder agrees that it shall use all reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the Transactions by any Governmental Authority, including without limitation, by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Company Stockholder and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.

Each Major Company Stockholder hereby agrees that such Major Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.6 No Challenges. Each Major Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach or violation of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the transactions contemplated thereby.

Section 1.7 Appraisal Rights. Each Major Company Stockholder hereby waives and agrees not to exercise any right of appraisal or right to dissent with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement that such Major Company Stockholder may have with respect to the Subject Shares under applicable Law.

Section 1.8 Termination of Stockholder Agreements; Related Agreements. Each Major Company Stockholder, severally and not jointly, hereby agrees to terminate, subject to and effective immediately prior to the Closing, all agreements to which such Major Company Stockholder is party that are set forth on Schedule II attached hereto, if applicable to such Major Company Stockholder (the “Stockholder Agreements”).

Section 1.9 Further Assurances. Each Major Company Stockholder shall execute anddeliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement. Each Major Company Stockholder hereby represents and covenants that such Major Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Stockholder’s obligations hereunder.

Section 1.11 Consent to Disclosure. Each Major Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Information Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of suchMajor Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.12 Release. Each Major Company Stockholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Acquiror, the Company and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Company Stockholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Company’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Company, including without limitation Claims relating to, in connection with or arising from the Merger Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Merger Agreement upon consummation of the Mergers. Each Major Company Stockholder acknowledges that it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Major Company Stockholder, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

Section 1.13 Registration Rights. The parties hereto agree that each Major Company Stockholder shall be permitted to enter into the Registration Rights Agreement, substantially in the form attached as Exhibit D to the Merger Agreement, at the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Each Major Company Stockholders. Each Major Company Stockholder represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Major Company Stockholder) as follows:

(a)            Organization; Due Authorization. If such Major Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Major Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Major Company Stockholder.

If such Major Company Stockholder is an individual, such Major Company Stockholder has full legal capacity,right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Major Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Major Company Stockholder, enforceable against such Major Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Major Company Stockholder.

(b)            Ownership. Such Major Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Merger Agreement, (iv) the Stockholder Agreements or (v) any applicable securities Laws. Such Major Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Major Company Stockholder on the date of this Agreement, and none of such Major Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Other than the Company Warrants and the Options set forth opposite such Major Company Stockholder’s name on Schedule I, such Major Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)            No Conflicts. The execution and delivery of this Agreement by such Major Company Stockholder does not, and the performance by such Major Company Stockholder of his, her or its obligations hereunder will not, (i) if such Major Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Company Stockholder or (ii)require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Company Stockholder or such Major Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Company Stockholder of its, his or her obligations under this Agreement.

(d)            Litigation. There are no Actions pending against such Major Company Stockholder, or to the knowledge of such Major Company Stockholder threatened against such Major Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Major Company Stockholder of its, his or her obligations under this Agreement.

(e)            Adequate Information. Such Major Company Stockholder is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Major Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Major Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Major Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Major Company Stockholder older are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware or any other Law.

(f)            Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Major Company Stockholder, for which the Company or any of its Affiliates may become liable.

(g)            Acknowledgment. Such Major Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Major Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III
LOCK UP

Section 3.1 General Restrictions.     Except as set forth in Section 3.2, from the Effective Date:

(a)            Each Locked-Up Major Stockholder (agrees that it, he or she shall not Transfer any Merger Shares prior to the date that is six (6) months from the Closing Date; provided that each Locked-Up Major Stockholder (or its, his or her permitted transferees pursuant to Section 3.2) may Transfer up to (x) one-third (33%) of the Merger Shares held by it as of immediately following the Closing if the last reported sale price of the Acquiror Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date; and up to (y) fifty percent (50%) of the Merger Shares held by it as of immediately following the Closing (in addition to the Merger Shares released pursuant to clause (x)), if the last reported sale price of the Acquiror Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date (collectively, the “Major Stockholder Lock-up Period”).

(b)            Each member of the Management Team agrees that his or her (or his or her respective permitted transferees pursuant to Section 3.2) shall not Transfer any Merger Shares prior to the date that is twelve (12) months after the Closing Date (the “Management Team Lock-up Period” and together with the Major Stockholder Lock-up Period, the “Lock-up Periods”).

(c)            Following the expiration of the applicable Lock-up Periods, the Merger Shares may be sold without restriction under this Agreement.

Section 3.2 Permitted Transfers. The provisions of Section 3.1 shall not apply to the following Transfers by the Locked-Up Stockholders:

(a)            Transfer with the Approval of the Surviving Corporation. Any Transfer by any Locked-Up Stockholder pursuant to a merger, consolidation or other business combination of the Surviving Corporation that has been approved by the Surviving Corporation’s board of directors, and shall not apply after the date on which the Surviving Corporation completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Surviving Corporation's stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property.

(b)            Transfers for Estate Planning. Any Locked-Up Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Locked-Up Stockholder, shall be permitted to make the following Transfers:

(i)            any Transfer of shares of Acquiror Common Stock by such Locked-Up Stockholder to its (1) Family Group without consideration, (2) a charitable organization or (3) pursuant to a domestic relations order; provided, that no further Transfer by such member of such Locked-Up Stockholder’s transferee may occur without compliance with the provisions of this Agreement; and

(ii)            upon the death of any Locked-Up Stockholder who is a natural Person, any distribution of any such shares of Acquiror Common Stock owned by such Stockholder by the will or other instrument taking effect at death of such Locked-Up Stockholder or by applicable laws of descent and distribution to such Locked-Up Stockholder’s estate, executors, administrators and personal representatives, and then to such Locked-Up Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 3.2(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Locked-Up Stockholder had been the transferor.

(c)            Transfers to Affiliates. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to any of its wholly-owned Affiliates or to a person or entity wholly owning such Stockholder.

(d)            Transfers in connection with Tax Withholdings or Equity Awards. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to the Surviving Corporation in connection with the exercise of options, including “net” or “cashless” exercises, or settlement of other equity awards, including any Transfer of shares of Acquiror Common Stock to the Surviving Corporation for the payment of tax withholdings or remittance payments due as a result of the exercise of any such equity awards; provided that in all such cases, (A) the exercise be pursuant to equity awards granted under a stock incentive plan or other equity award plan of the Surviving Corporation and (B) any shares of Acquiror Common Stock received upon such exercise shall be subject to the terms of this Agreement.

(e)            Transfers relating to Conversion. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to the Surviving Corporation in connection with the conversion or reclassification of the outstanding equity securities of the Surviving Corporation into shares of Acquiror Common Stock, or any reclassification or conversion of the Acquiror Common Stock, in each case as described and as contemplated in the Merger Agreement and the Domesticated Acquiror Certificate of Incorporation and Bylaws; provided that any such shares of Acquiror Common Stock received upon such conversion or reclassification shall be subject to the terms of this Agreement.

(f)            Transfers to other Locked-Up Stockholders. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the shares of Acquiror Common Stock owned by such Locked-Up Stockholder to any other Locked-Up Stockholder.

(g)           Joinder. Any transferee that acquires any Merger Shares from a Locked-Up Stockholder pursuant to the foregoing permitted Transfers (other than pursuant to clauses (a) or (d) of this Section 3.2) shall enter into a joinder to this Agreement with the Surviving Corporation, substantially in the form of Schedule III hereto, to become a Locked-Up Stockholder for purposes of this Agreement.

Section 3.3 Terms. For purposes of this ARTICLE III, the term:

(a)            “Family Group” means with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over a majority of voting and disposition decisions;

(b)           “Locked-Up Major Stockholder” means each Major Company Stockholder other than the Management Team;

(c)           “Locked-up Stockholders” means, collectively, the Locked-Up Major Stockholders and the Management Team;

(d)           “Management Team” means the officers of the Company listed in Schedule I hereto;

(e)            “Merger Shares” mean with respect to any Locked-Up Stockholder and its respective permitted transferees, (A) the shares of Acquiror Common Stock issued to such Locked-up Stockholder in connection with the Mergers and (B) the shares of Acquiror Common Stock issuable to such Locked-Up Stockholder upon the settlement or exercise of restricted stock units, stock options or other equity awards in respect of awards of the Company outstanding immediately prior to the closing of the Mergers, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised; and

(f)            “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE IV
MISCELLANEOUS

Section 4.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Company Stockholder, the written agreement of Acquiror, the Company and such Major Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Agreement.

Section 4.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 4.3 Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)            Acquiror hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Road, Suite 201, Dover, Delaware 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any court located in the State of Delaware pursuant to Section 4.3(a). Acquiror agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 4.8, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Acquiror agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Acquiror agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 4.3(c). Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 4.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successorsand permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred (including by operation of law) without, as toeach Major Company Stockholder, the prior written consent of Acquiror, the Company and such Major Company Stockholder. Any attempted assignment in violation of the terms of this Section 4.4 shall be null and void, ab initio.

Section 4.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 4.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect toeach Major Company Stockholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Company Stockholder.

Section 4.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out- of-office notification), addressed as follows:

If to Acquiror:

Aurora Acquisition Corp.

20 North Audley Street

London W1K 6LX United Kingdom

Attention:     Khurram Kayani

Email:            Khurram@novatorcapital.com

with a copy to (which will not constitute notice):

Baker McKenzie LLP

100 New Bridge Street

London EC4V 6JA
United Kingdom

Attention:	Adam Eastell
Michael F. DeFranco Derek Liu

Email:	adam.eastell@bakermckenzie.com michael.defranco@bakermckenzie.com derek.liu@bakermckenzie.com

If to the Company:

Better HoldCo, Inc.

175 Greenwich St, 59th Floor

New York, NY 10007

Attention:	Kevin Ryan, CFO
Email:	kryan@better.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Mitchell S. Eitel
Jared M. Fishman Sarah P. Payne

Email:	eitelm@sullcrom.com fishmanj@sullcrom.com paynes@sullcrom.com

If to a Major Company Stockholder:

To such Major Company Stockholder’s address set forth in Schedule I

Section 4.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 4.11 Several Liability. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 4.12 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

Section 4.13 Third Parties. Nothing expressed or implied in this Agreement is intended or shallbe construed to confer upon or give any person, other than the parties hereto, any right or remediesunder or by reason of this Agreement, as a third party beneficiary or otherwise.

Section 4.14 Limitation. Each Major Company Stockholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Company Stockholder solely in his or her capacity as a director or officer of the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Major Company Stockholders, Acquiror, and the Company have each caused this Company Holder Support Agreement to be duly executed as of the date first written above.

MAJOR COMPANY STOCKHOLDERS:

VISHAL GARG

/s/ Vishal Garg

[Signature page to the Company Holder Support Agreement]

KEVIN RYAN

/s/ Kevin Ryan

[Signature page to the Company Holder Support Agreement]

DIANE YU

/s/ Diane Yu

[Signature page to the Company Holder Support Agreement]

NICHOLAS CALAMARI

/s/ Nicholas Calamari

[Signature page to the Company Holder Support Agreement]

PAULA TUFFIN

/s/ Paula Tuffin

[Signature page to the Company Holder Support Agreement]

SARAH PIERCE

/s/ Sarah Pierce

[Signature page to the Company Holder Support Agreement]

SIGURGEIR JONSSON

/s/ Sigurgeir Jonsson

[Signature page to the Company Holder Support Agreement]

MICHAEL FARELLO

/s/ Michael Farello

[Signature page to the Company Holder Support Agreement]

ZACHARY FRANKEL

/s/ Zachary Frankel

[Signature page to the Company Holder Support Agreement]

STEVEN SARRACINO

/s/ Steven Sarracino

[Signature page to the Company Holder Support Agreement]

AARON SCHILDKROUT

/s/ Aaron Schildkrout

[Signature page to the Company Holder Support Agreement]

RIAZ VALANI

/s/ Riaz Valani

[Signature page to the Company Holder Support Agreement]

1/0 MORTGAGE INVESTMENT, LLC

By:	/s/ Gwendolyn Moy
Name: Gwendolyn Moy
Title: Authorized Signatory

[Signature page to the Company Holder Support Agreement]

1/0 REAL ESTATE, LLC

By:	/s/ Vishal Garg
Name: Vishal Garg
Title: President

[Signature page to the Company Holder Support Agreement]

ALLY VENTURES, A BUSINESS UNIT OF ALLY FINANCIAL INC.

By:	/s/ Peter Greene
Name: Peter Greene
Title: Head of M&A and Ally Ventures

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 1, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 2, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 3, LP

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 4, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 6, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

ACTIVANT HOLDINGS I, LTD.

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member

[Signature page to the Company Holder Support Agreement]

BETTER PORTFOLIO HOLDINGS 1 LLC

By:	/s/ Riaz Valani
Name: Riaz Valani
Title : Member

[Signature page to the Company Holder Support Agreement]

LCG4 BEST, L.P.

By:	/s/ Michael Farello
Name: Michael Farello
Title: Authorized person

[Signature page to the Company Holder Support Agreement]

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

[Signature page to the Company Holder Support Agreement]

ACQUIROR:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

[Signature page to Company Holder Support Agreement]